Exhibit 99.1
  NEWS
5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
Immediate Release
Zila Reports Fiscal 2007 First Quarter Financial Results
- Company Focused on Cancer Detection -
PHOENIX, December 7, 2006 — Zila, Inc. (Nasdaq GM: ZILA) announced results for its first quarter of fiscal 2007 that ended October 31, 2006. With the recent acquisition of Professional Dental Technologies, Inc. (“Pro-Dentec®”), Zila has acquired the sales and distribution channel necessary for its transition to a cancer detection company. Zila prepared for the transition during the first quarter of fiscal 2007.
Financial highlights of the first quarter of fiscal 2007 include:
•	Net revenue was $1.4 million compared to net revenue of $1.7 million for the 2006 fiscal first quarter. The decline in first quarter revenue compared to the same period in fiscal 2006 was primarily due to deliberate reductions in sales of ViziLite® Plus into Zila’s existing distribution channel as the Company prepared to establish direct sales to dental offices, which were made possible through the acquisition of Pro-Dentec®.

•	Sequential quarterly revenue increased 38% to $1.4 million from the fourth quarter of fiscal 2006 primarily due to increased Peridex® sales and the continued adoption of ViziLite® Plus within dental offices, resulting in growth and repeat orders by dental offices as dentists continued to purchase from dental distributors.

•	Gross margin was 39% in the first quarter of fiscal 2007 compared with 62% in the prior year’s period, driven primarily by recording a reserve for certain ViziLite® inventory components as they approach expiration. Gross profit dollars were $0.54 million in the fiscal 2007 first quarter compared to $1.0 million in the prior year’s first quarter.

•	Marketing and selling expenses in the first quarter of fiscal 2007 were $1.5 million compared with $1.2 million in the prior year’s first quarter, driven largely by Zila Pharmaceuticals’ marketing efforts and increased spending in support of ViziLite® Plus.

•	Research and development spending, primarily in connection with Zila’s OraTest® program, decreased by nearly 9%, to $1.5 million from $1.7 million for the first quarter of 2007 compared with the first quarter of 2006. This year’s expenses were primarily driven by the new regulatory program while expenses in the prior year quarter were principally related to re-commissioning of the manufacturing facility that produces the active pharmaceutical ingredient in OraTest®.

•	General and administrative costs increased to $3.2 million in the fiscal 2007 quarter, from $2.6 million in the fiscal 2006 quarter, due primarily to non-cash, stock-based compensation expense and increased costs in support of ViziLite® Plus and the Biotechnology Business Unit.

•	The net impact resulted in a loss from continuing operations for the quarter of $5.9 million, or $0.13 per share, for the fiscal 2007 quarter compared to a loss of $4.8 million, or $0.11 per share, in the comparable fiscal 2006 period. Included in this quarter’s loss was $3.6 million of non-cash expense related to retirement of the Black Diamond debt and approximately $1.1 million of derivative income associated with the mark-to-market requirements of our warrant liability. Inclusive of discontinued operations in each period, net loss was $258,000, or $0.00 per fully diluted common share, and $5.0 million, or $0.11 per diluted common share for the three-month periods ended October 31, 2006 and 2005, respectively.
Due to the divestitures of Zila Swab Technologies, Inc. and Zila Nutraceuticals, Inc., for comparative purposes, prior year amounts related to these discontinued operations were reclassified to coincide with current year presentations.
During the first quarter of fiscal 2007, Zila completed a critical step in transitioning to a cancer detection company by divesting its Nutraceuticals Business Unit to NBTY, Inc. in a cash transaction of $37.5 million, with up to an additional $3 million that may be paid through an earn-out formula dependent upon the future performance of the business. Part of the net proceeds from the sales of these entities was used to repay the remaining outstanding funds owed in connection with our $40 million credit facility. Zila expects to use the balance of the proceeds to pursue opportunities focused on the development and commercialization of cancer detection products by its Pharmaceuticals and Biotechnology Business Units and for general corporate purposes.
Subsequent to the close of the first quarter in fiscal 2007, the Company completed its transition to focus on developing and marketing cancer detection technologies. On November 13, 2006 Zila entered into definitive agreements for the private placement of approximately $40 million in common stock, convertible debt instruments and warrants to selected accredited investors. The proceeds of the placement were used to fund the acquisition of Pro-Dentec®, which was completed on November 28, 2006, and to augment existing working capital.
“The first quarter of fiscal 2007 was a significant step forward for Zila in realizing what we believe is the high-growth and high-value of the Company. We met our key objectives by divesting our Nutraceuticals’ business, and completing a very important and strategic financing, and acquiring a national sales force and new products,” stated Douglas D. Burkett, Ph.D., Zila Chairman, President, and CEO. “I am very proud of what we have accomplished in a very short period of time. With the new acquisition we believe that we now have the infrastructure in place to educate dentists and establish a new standard of care for the early detection of oral cancer that may save lives.”
Dr. Burkett continued, “The current gold standard to detect oral cancer is obviously not effective, as supported by statistics that show the rise in deaths from oral cancer, versus decreases in deaths from all other major cancers. With Pro-Dentec’s professional continuing education seminars and established relationships in the industry, we look forward to having ViziLite® Plus, and following FDA approval, OraTest®, become the standard of care for the detection of oral cancer just as the Pap Smear and PSA tests have become in the detection of cervical and prostate cancers.”
The Company will host a teleconference and webcast to discuss its quarterly results, at 1:30 p.m. PST (4:30 p.m. EST) on December 7, 2006. Interested investors may participate in the teleconference by calling toll-free 877-407-8031 (or 201-689-8031 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.zila.com. For those unable to attend, the website will host an archive of the call for 48 hours.
A telephone playback will be available for 48 hours beginning at 9:30 p.m. PST on December 7, 2006. The playback can be accessed by calling 877-660-6853 (or 201-612-7415 for international callers) and providing passcode 286 and Conference ID 222192.

About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading cancer diagnostic company initially focused on oral cancer:
•	Zila Pharmaceuticals is dedicated to establishing ViziLite® Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with initial focus on the dental market through Pro-Dentec®, a leading designer, manufacturer and marketer of products sold exclusively to dental professionals for Soft Tissue Management (“STM®”) including the Rota-dent® Professional Powered Brush, the Pro-Select3® Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM® products for both in-office and home-care use.

•	Zila Biotechnology is focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest®, followed by the development of additional applications of its cancer detection technologies.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in expectations. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2006 and subsequent filings we make with the Securities and Exchange Commission.
Zila, Inc.
Andrew Stevens
602-266-6700
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan/Dian Griesel
Media:
Bill Douglass
212-825-3210
Table follows

Zila, Inc. and Subsidiaries
Income Statement (Unaudited)
(in thousands, except per share data)

	Three months ended
	October 31,
	2006	2005
Net revenues	$1,378	$1,700
Cost of product sold	839	652

Gross profit	539	1,048

Operating costs and expenses:
Marketing and selling	1,548	1,247
General and administrative	3,183	2,630
Research and development	1,535	1,680
Depreciation and amortization	392	330

	6,658	5,887

Loss from operations	(6,119)	(4,839)

Other income (expense):
Interest income	95	80
Interest expense	(4,811)	(8)
Derivative expense	1,059	—
Other expense	(10)	(13)

	(3,667)	59

Loss from continuing operations before tax	(9,786)	(4,780)

Income tax benefit (expense)	3,865	(3)

Loss from continuing operations	(5,921)	(4,783)

Discontinued operations:
Net gain on disposal of discontinued operations	11,110	—
Loss from operations	(1,570)	(219)
Income tax	(3,877)	—

Income (loss) from discontinued operations	5,663	(219)

Net income (loss)	(258)	(5,002)
Preferred stock dividends	(10)	(10)

Net income (loss) attributable to common shareholders	$(268)	$(5,012)

Basic and diluted net income (loss) per common share:
From continuing operations	$(0.13)	$(0.11)
From discontinued operations	0.13	0.00

Net income (loss)	$(0.00)	$(0.11)

Weighted average shares outstanding — basic and diluted	45,798	45,660
EBITDA (a)	$5,290	$(4,321)

(a)	EBITDA is defined as earnings (loss) before net interest, taxes (income), depreciation and amortization.

Reconciliation of GAAP measures to non-GAAP measures
(in thousands)

	Three months ended
	October 31,
	2006	2005
EBITDA	$5,290	$(4,321)
Interest income (b)	125	83
Interest expense (b)	(5,064)	(52)
Depreciation and amortization (b)	(597)	(709)
Income tax expense (b)	(12)	(3)

Net loss	$(258)	$(5,002)

(b)	Includes both continuing and discontinued operations.
Balance Sheet Data
Unaudited
(in thousands)

	October 31,	July 31,
	2006	2006
Current assets	$19,870	$22,970
Property — net	1,645	8,411
Intangibles — net	10,288	22,037
Other	1,596	2,946

Total assets	$33,399	$56,364

Current liabilities	$9,467	$29,824
Long-term liabilities	711	3,289
Shareholders equity	23,221	23,251

Total liabilities and equity	$33,399	$56,364